Exhibit 4
Description of Specimen Stock Certificate for Common Stock
Face of Certificate:
     The front of the specimen stock certificate (the “Certificate”) for the Common Stock, $0.001 par value per share (the “Common Stock”), of Dolan Media Company (the “Corporation”) contains (1) a picture of a globe and pictures representing different forms of media, (2) the name and logo of the Corporation, (3) the Common Stock’s CUSIP number (25659P 40 2) and (4) spaces to insert the Certificate number (DM ___) and the number of shares represented by the Certificate. The Certificate is signed by James P. Dolan, Chief Executive Officer and President of the Corporation, and Vicki Duncomb, Secretary of the Corporation. The Certificate is countersigned and registered on the righthand side of the Certificate by an authorized signatory of LaSalle Bank National Association, the Transfer Agent and Registrar. The face of the Certificate states (i) that the Company is “incorporated under the laws of the State of Delaware”, (ii) “see reverse side for certain definitions” and (iii) that “this certificate is transferable in Jersey City, NJ, New York, NY and Pittsburgh, PA.” The face of the Certificate also contains the following language:
     “This certifies that                     is the owner of                      fully paid and non-assessable shares, of the par value of one-tenth of a cent ($0.001) each, of the Common Stock of Dolan Media Company (herein called the “Corporation”) transferable upon the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Delaware and to the Certificate of Incorporation and the By-Laws of the Corporation, as amended from time to time (copies of which are on file with the Transfer Agent). This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. In Witness Whereof, Dolan Media Company has caused the facsimile signatures of its duly authorized officers to be hereunto affixed. Dated: ___”
Reverse of Certificate:
     The back of the Certificate contains the following language:
     “The Corporation will furnish without charge to each stockholder who so requests, a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Any such request is to be addressed to the Corporation at its principal office or to the transfer agent named on the face of this certificate.”
     The back of the Certificate also contains the Corporation’s name and standard assignment of stock information.